Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
July 16, 2009	President and CEO
or
Pamela M. Gregio
Investor Relations
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR

ENDED JUNE 30, 2009 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $2,878,000 or $1.35 per diluted share, for the fiscal year ended June 30, 2009 as compared to net income of $3,772,000 or $1.67 per diluted share for the same period in 2008. The $894,000 decrease in net income during the fiscal year was primarily attributable to a $1,411,000 decrease in net interest income and a $159,000 increase in non-interest expense, which were partially offset by a $498,000 decrease in income tax expense, a $171,000 increase in recoveries of loan losses and a $7,000 increase in non-interest income. The decrease in net interest income primarily resulted from lower rates earned on floating rate mortgage-backed securities, lower average balances of fixed rate callable U.S. Government Agency bonds, and decreases in dividends earned on the Company’s Federal Home Loan Bank stock, which were partially offset by lower rates paid on short-term borrowings and deposit accounts, and lower average balances of short-term borrowings and time deposits. The increase in non-interest expense was primarily attributable to the Federal Deposit Insurance Corporation’s emergency deposit insurance assessment which totaled $149,000, which was partially offset by decreases in various other non-interest expenses. The decrease in income tax expense was primarily due to lower levels of taxable income, while the decrease in provisions for loan losses was primarily attributable to the substantial pay down on a classified non-residential real estate loan. The increase in non-interest income was primarily attributable to higher levels of ATM and debit card fee income, which was partially offset by decreases in service fee income on deposit accounts and a decrease in gains on investment securities sold. During the fiscal year ended June 30, 2009, the Federal Reserve Open Market Committee reduced its targeted rate for federal funds from 2.00% to a range of 0.00% to 0.25% in response to turmoil in the global equity and fixed income markets.

Net income and diluted earnings per share for the quarter ended June 30, 2009 totaled $527,000 and $0.25, respectively, compared to $738,000 and $0.33 for the same period in 2008. The $211,000 decrease in net income was primarily attributable to a $458,000 decrease in net interest income, a $137,000 increase in non-interest expense and a $17,000 decrease in non-interest income, which were partially offset by a $269,000 increase in recoveries of loan losses and a $132,000 decrease in income tax expense. The decrease in net interest income was primarily attributable to lower rates earned on floating rate mortgage-backed securities and fixed rate callable U.S. Government Agency bonds, lower average balances of fixed rate callable U.S. Government Agency bonds and floating rate mortgage-backed securities, and the elimination of dividends paid by the Federal Home Loan Bank on the Company’s FHLB stock, which were partially offset by lower rates paid on short-term borrowings and deposit accounts, and lower average balances of short-term borrowings. The increase in non-interest expense was primarily attributable to the Federal Deposit Insurance Corporation’s emergency deposit insurance assessment which totaled $149,000, which was partially offset by decreases in various other non-interest expenses. The decrease in non-interest income was primarily attributable to a decrease in ATM and debit card fee income and a decrease in gains on investment securities sold. The decrease in provisions for loan losses was primarily attributable to the substantial pay down on a classified non-residential real estate loan. The decrease in income tax expense was primarily due to lower levels of taxable income.

On May 22, 2009, the FDIC issued a Final Rule that imposed a 5 basis point special assessment based on a bank’s assets less Tier I capital, with a cap of 10 basis points times an institution’s assessment base. The Final Rule also permits the FDIC to levy additional 5 basis point special assessments if needed in the third and fourth quarters of calendar year 2009.

During fiscal year 2009, book value per share increased to $15.03 from $14.44. Return on average assets of 0.67%, and return on average equity at 9.15%, remained strong despite the economic and market turbulence. Neither West View Savings Bank, nor WVS Financial Corp., have applied for U.S. Government funding under the Troubled Asset Relief Program.

WVS Financial Corp. was one of 24 institutions in Pennsylvania ranked among the top 200 community banks in the country by U.S. Banker magazine. The Company placed 160th in the rankings, which were based on an institution’s average return on equity for the past three years. The ranking appeared in the June 2009 issue of U.S. Banker magazine. The Company was the only institution in all of Western Pennsylvania to have made the list.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC insured, savings bank which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	June 30, 2009 (Unaudited)	June 30, 2008 (Unaudited)
Total assets	$419,434	$423,109
Investment securities held-to-maturity	123,128	120,559
Investment securities available-for-sale	493	7,978
Mortgage-backed securities held-to-maturity	174,129	213,690
Mortgage-backed securities available-for-sale	2,075	2,215
Net loans receivable	58,148	56,477
Deposits	146,315	150,142
FHLB advances: long-term	130,079	135,579
FHLB advances: short-term	0	0
FRB short-term borrowings	108,800	80,600
Other short-term borrowings	0	20,000
Equity	31,123	32,148
Book value per share	15.03	14.44
Return on average assets	0.67%	0.89%
Return on average equity	9.15%	12.03%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended June 30, (Unaudited)		Twelve Months Ended June 30, (Unaudited)
	2009	2008	2009	2008
Interest income	$3,613	$4,957	$17,438	$23,681
Interest expense	2,258	3,144	10,311	15,143

Net interest income	1,355	1,813	7,127	8,538
Provision (recovery) for loan losses	(329)	(60)	(294)	(123)

Net interest income after provision (recovery) for loan losses	1,684	1,873	7,421	8,661
Non-interest income	140	157	604	597
Non-interest expense	1,029	892	3,795	3,636

Income before income tax expense	795	1,138	4,230	5,622
Income taxes	268	400	1,352	1,850

NET INCOME	$527	$738	$2,878	$3,772

EARNINGS PER SHARE:
Basic	$0.25	$0.33	$1.35	$1.67
Diluted	$0.25	$0.33	$1.35	$1.67

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,074,307	2,226,254	2,133,234	2,252,604
Diluted	2,074,307	2,226,260	2,133,308	2,252,906